Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Rovi Corporation and subsidiaries to be filed on or about March 16, 2011 pertaining to the Sonic Solutions 2004 Equity Compensation Plan, Amended and Restated July 2010 of our reports dated February 15, 2011, with respect to the consolidated financial statements of Rovi Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Rovi Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

                                                                                      /s/ Ernst & Young LLP

Los Angeles, California

March 16, 2011